Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 17, 2012, with respect to the consolidated financial statements of Berry Plastics Group, Inc. as of September 29, 2012 and October 1, 2011, and for the three years in the period ended September 29, 2012, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-187740) and related Prospectus of Berry Plastics Group, Inc. dated April 11, 2013.

/s/ Ernst & Young LLP

Indianapolis, Indiana

April 10, 2013